NATIONAL RESEARCH CORPORATION

Summary of Compensation for
Non-Employee Directors May 3, 2007

        As of May 3, 2007, the compensation for non-employee members of the Board of Directors (the “Board”) of National Research Corporation (the “Company”) is as follows:

        Directors who are not employees of the Company will receive an annual retainer of $10,000 and a fee of $500 for each committee meeting attended that is not held on the same date as a Board meeting is held. The Company’s lead director will receive a fee of $500 for each meeting with management that the lead director attends (excluding any Board or committee meeting). Additionally, directors are reimbursed for out-of-pocket expenses associated with attending meetings of the Board and committees thereof.

        Each director who is not an employee of the Company will receive an annual grant of an option to purchase 12,000 shares of the Company’s Common Stock on the date of each annual meeting of shareholders. The options will have an exercise price equal to the fair market value of the Common Stock on the date of grant and vest one year after the grant date.